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              SPELLING ENTERTAINMENT GROUP INC. AND SUBSIDIARIES
        EXHIBIT 11 - COMPUTATION OF NET INCOME (LOSS) PER COMMON SHARE
                    (In Thousands, Except Per Share Data)



                                                      Three Months Ended       Nine Months Ended
                                                         September 30,           September 30,
                                                      -------------------      -------------------
                                                        1994       1993          1994       1993
                                                      -------     -------      -------     -------
Net income (loss):
Income (loss) from continuing operations              $   (531)   $ 7,482      $15,030     $14,500
Dividend on preferred stock                                --         202          --          607
                                                      --------    -------      -------     -------
Income (loss) from continuing operations
  applicable to common stock                              (531)     7,280       15,030      13,893

Loss from discontinued operations                          --         --           --       (3,710)
                                                      --------    -------      -------     -------
Net income (loss) applicable to common stock          $   (531)   $ 7,280      $15,030     $10,183
                                                      ========    =======      =======     =======

Shares:
  Basic shares - weighted average of
    common shares outstanding                           80,283     51,040       69,893      50,935
  Additional shares, when dilutive, assuming
    conversion of stock options and warrants               --         449        1,858         222
                                                      --------    -------      -------     -------
  Primary shares                                        80,283     51,489       71,751      51,157
  Additional shares, when dilutive, assuming
    full dilution of stock options and warrants             --        382          536         678
                                                      --------    -------      -------     -------
  Fully-diluted shares                                  80,283     51,871       72,287      51,835
                                                      ========    =======      =======     =======

Primary and fully-diluted net income (loss)
  per common share:
    Continuing operations                             $  (0.01)   $  0.14      $  0.21     $  0.27
    Discontinued operations                                --         --           --        (0.07)
                                                      --------    -------      -------     -------
      Net income (loss) per common share              $  (0.01)   $  0.14      $  0.21     $  0.20
                                                      ========    =======      =======     =======





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